Exhibit 99.1
CONTACT:
Michael L. Henry
Chief Financial Officer
(714) 414-4003
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES QUARTER-TO-DATE SAME-STORE SALES RESULTS; REVISES Q4 EARNINGS GUIDANCE
ANAHEIM, CA/January 6, 2011 -— Pacific Sunwear of California, Inc. (NASDAQ: PSUN, the “Company”), announced today that its quarter-to-date same-store sales through January 1, 2011 declined 7%. The Company’s fourth quarter and fiscal year ends on January 29, 2011.
“While our Men’s business continues to trend toward a positive comp for the quarter and the year, the Women’s business has reverted back to earlier trends of down approximately 20%, resulting in disappointing sales and merchandise margins for the holiday season,” said Gary H. Schoenfeld, President and Chief Executive Officer. “Clearly we have to reverse this decline in Women’s and we believe we have the merchandising and marketing plans in place to do so as we look ahead to the Spring/Summer season of 2011.”
Based upon lower sales and merchandise margins, the Company revised its GAAP earnings guidance range for the fourth quarter to a loss per share of $(0.49) to $(0.54). On a comparable non-GAAP basis, utilizing a normalized income tax rate of 37%, this guidance range translates to a loss per share of $(0.31) to $(0.34) for the fourth quarter.
About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of January 1, 2011, the Company operated 873 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the Company’s revised earnings guidance for the fourth quarter of fiscal 2010 in the third paragraph and the statements made by Mr. Schoenfeld in the second paragraph. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; higher than expected same-store sales declines; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; increased sourcing and product costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
Forward-Looking Earnings GAAP to Non-GAAP Reconciliation:

Guidance for the fourth
quarter of fiscal 2010

GAAP net loss per share guidance	$(0.49) — $(0.54)
Income tax benefit, excluding valuation allowance[1]	$0.18 — $0.20

Non-GAAP net loss per share guidance	$(0.31) — $(0.34)

[1]	The Company assumed a normalized effective income tax rate of approximately 37% against pre-tax operating losses which represents the expected effective tax rate for fiscal 2010 exclusive of any impact from valuation allowances.
ABOUT NON-GAAP FINANCIAL MEASURES
This press release contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP net loss per share guidance for the fourth quarter of fiscal 2010. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following item from all of its non-GAAP financial measures:
•	Deferred tax asset valuation allowance charges
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000